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                                                                       EXHIBIT 5


                                William P. Barr
                          Executive Vice President -
                       Government & Regulatory Advocacy,
                                General Counsel

                                GTE Corporation
                               1850 M Street, NW
                                  Suite 1200
                            Washington, D.C. 20036

May 14, 1999

GTE Corporation
1255 Corporate Drive
Irving, Texas 75038

Gentlemen:

I have examined the Registration Statement of GTE Corporation (the "Corporation") on Form S-3 under the Securities Act of 1933, as amended, and accompanying Prospectus pertaining to the issuance and sale of $3,000,000,000 aggregate offering price of Debt Securities (the "Securities"). I have also examined the Corporation's Restated Certificate of Incorporation, as amended, and such corporate records and other documents as I have deemed necessary to enable me to express the opinion set forth below.

In my opinion, when the Registration Statement shall have become effective, subject to any applicable regulatory approvals, the Securities, upon their issuance and sale in the manner contemplated in the Registration Statement and the Indenture, will be legally and validly issued, and will be binding obligations of the Corporation except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditors' rights generally.

I hereby consent to the reference made to me under the caption "Legal
Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Very truly yours,

WILLIAM P. BARR
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William P. Barr